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                                                                    EXHIBIT 10.4

Certified translation from the German language
----------------------------------------------


Register of Deeds no.    60/1997   (K)

                   CONTRACTUAL PURCHASE DEED AND CONVEYANCE


 Negotiated in Lampertheim on 26 February 1997


                   Before the undersigned notary


                             ROBERT K A R I

location of office 68623 Lampertheim, Kaiserstr. 1, appear today:

1. Dr Nathan Zommer, date of birth February 21, 1948 business address: IXYS Corporation, 3540 Bassett Street
                       Santa Clara, CA 95054, USA
                       US citizen

identified by: US passport

     in this deed not acting in his own name but in his capacity as President and Chief Executive Officer of IXYS Corporation of 3540 Bassett Street, Santa Clara, CA 95054, USA and on the basis of the power of attorney conferred to him on Feb 5, 1997, presenting to the acting notary the original power of attorney in English language, dated Feb 5, 1997, which to his own statement is not revoked and which the notary accepts as annex la to this deed;
     - mailing address: IXYS GmbH, Edisonstr. 15, 68623
     Lampertheim -
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                                       2

2. Mr Gunter Labmann, civil engineer, born on 25 Feb 1950, business address: 69115 Heidelberg, Speyerer Strabe 6,

identified by: ID card,

3. Mr Klaus Bohmann, attorney-at-law, born on 9 Oct 1962, business address: 69115 Heidelberg, Speyerer Strabe 6,

identified by: ID card,

     in this deed not acting in their own names, but being authorized to represent Dr. Stefan Beretitsch, business address: 69115 Heidelberg, Speyerer Str. 6, he, for his part, not acting in his own name, but in his capacity as representative managing director of ABB real property administration corporation mbH in Mannheim, registered in the register of companies at the Amtsgericht Mannheim, HRB 4927, the above for its part acting as the representative corporate member of ABB real property GmbH & Co. OHG, registered in the register of companies at the Amtsgericht Mannheim, HRA 3737; presenting to the notary original power of attorney dated 19 Feb 1997, which to their own statements is not revoked and which the acting notary accepts as annex lb to this deed;

4.   Mrs Luise Stach, born on 30 May 1941,
     resident Volkerstr. 1, 68623 Lampertheim;
     identified by her ID card.

     The deponent re no. 1 is a US citizen and does not understand the German language.

     The notary therefore invited the appearer re no. 4 to act as interpreter. A cause acc. to (S)(S) 3, 6 or 7 attestation law to exclude the interpreter from participation does not exist. The interpreter was duly sworn at the Landgericht Darmstadt on 18 August 1978.
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                                       3

     The deponent re no. 1 was advised that he can request a written translation. The deponent requested a written translation for the party he represents.

     A translation of this deed into the English language will be performed by the interpreter upon request of the deponent re no. 1. After the notarization the acting notary will give one copy to the interpeter to do the requested translation. When the acting notary has received the translation to be done by the interpreter, this translation will be added to this deed. In case of ambiguities or contradictions between the German and English versions the German version will be preferred, i.e. only the German version will be authoritative for the interpretation and execution of this contract; re this contract exclusively German law will be effective -.

     Hereinafter ABB real property GmbH & Co. OHG in Mannheim will be called "vendor" and IXYS Corporation of 3540 Bassett Street, Santa Clara, CA 95054, USA will be called "purchaser".

     The deponents requested notarization of the below purchase deed
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     (S)  1 Preliminary Remark and Register of Deeds Data

     The vendor is the owner of the real property registered on page 9357 of the Lampertheim register of deeds at the Amtsgericht Lampertheim:

     bounds of Lampertheim

     serial number 33 of the register
     field lO
     plot 1
     open-space and built-up area, Boveristrabe 1,

     size 116 sqm,

     serial no.34 of the register
     field lO
     plot 2/2
     open-space and built-up area, Boveristrabe 1,

     size 35390 sqm,

     serial number 30 of the register
     field 10
     plot 190/17
     transport area, Boveristrabe

     size 1232 sqm,

     serial no. 46 of the register
     field 10
     plot 38/3
     open-space and built-up area, Edisonstr. 15
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     size 1200 sgm,

     serial no. 18 of the register
     field 10
     plot 37/1
     operational area, Boveristr. 1

     size 568 sqm

     serial no. 45 of the register
     field 10
     plot 36/1, Edisonstr. 15,

     size 1189 sqm,

     serial no. 44 of the register
     field 10
     plot 15/1
     built-up and open-space area, Edisonstr. 15,

     size 999 sqm

     serial no. 43 of the register
     field 10
     plot 34/1
     built-up and open-space area, Edisonstr. 15,

     size 953 sqm,

     serial no. 22 of the register
     field 10
     plot 33/1
     operational area,Boveristr. 1,
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     size 1649 sqm,

     serial no. 42 of the register,
     field 10
     plot 32/1
     built-up and open-space area, Edisonstr. 15,

     size 254 sqm,

     serial no. 41 of the register
     field 10
     plot 31/1
     built-up and open-space area, Edisonstr. 15,

     size 1121 sqm,

     serial no. 40 of the register
     field 10
     plot 30/1
     built-up and open-space area, Edisonstr. 15,

     size 3460 sqm,

     serial no. 39 of the register
     field 10
     plot 29/1
     built-up and open-space area, Edisonstr. 15,

     size 3489 sqm.

     According to examination of the register of deeds on 21 Jan 1997 the real property is charged as follows:

     Sec. II:
     serial no. 4:
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     Limited personal servitude for Elektrizitatswerk Rheinhessen AG in Worms, consisting of the right to use and to enter the property for the construction, the operation and the maintenance of electrical cable lines, connected is a limitation of construction and growth; consent dated 8 Sep 71, registered on 23 Mar 1972. Property serial no. 46 of register is charged.

     Sec. III: no charges.

     Charges and limitations other than the above listed are not entered in the register of deeds.

     For the time being the following charges are taken over for further real sufferance: sec. II/4.

     Should the party entitled approve of releasing this right in the register of deeds, because this right does not affect the section of the area sold here, the release of the right is applied for already today.

          In case of grant of the release of above charges the parties to the contract file the following application for release with the application for execution in the register of deeds the parties to the contract consent to all releases, rescission of rankings and release of collaterals presented by the acting notary. Here it is of no importance if these declarations are presented to the registry of deeds before or after the trasfer of the property.


     (S) 2 SALE

     The vendor, ABB real property GmbH & Co. OHG in Mannheim sells to the purchaser, IXYS Corporation of 3540 Bassett Street, Santa Clara, CA 95054 USA
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     for exclusive ownership

     an area of appr. ll,OOO sqm still to be surveyed from the real property described in particular in (S) 1 of this deed. Sold as well are all essential parts plus legal equipment.

     The area still to be surveyed is edged in red color in the site plan encl. 1c, annexed to this deed as essential part, and it is marked with the letters A, B, C, D, E, F, G, H, I, J, K, L, M and N. The site plan was available for inspection during the notarization of this contract and was approved of by the parties to the contract.

     The vendor will apply for the survey at his own expense. He will as well apply for the necessary approvals for partition.

     THE VENDOR WILL IMMEDIATELY UPON RECEIPT SUBMIT TO THE ACTING NOTARY THE EVIDENCE OF ALTERATION (STILL TO BE DRAWN UP) AND THE TWO APPROVALS OF PARTITION IN ACCORDANCE WITH (S) 19 BAUGB AND (S) 8 HBO.

     Today already the parties to the contract acknowledge the proof of alteration still to be drawn up, and they approve of and apply for its protection in the register of deeds as well as the partition of estate.

     (S) 3 PURCHASE PRICE

     The purchase price is:

     1.      for the real property and building
             DM 9,142,500.00 net (in words: deutschmarks
             nine million one hundred and forty-two thousand
             five hundred.)
             This includes DM 1,480,900.00
             for the appertaining real estate.
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             In accordance with (S) 9 UStG the vendor waives exemption from taxation acc. to (S) 4 no. 9a UStG, so the payment (= purchase price + half of realty transfer tax being 0.5 x 3.5%) is subject to VAT; this amounts to presently 15% equivalent to DM 1,395,374.06. The total purchase price for real property and building amounts therefore to DM 10,537,874.00 (in words: deutschmarks ten million five hundred and thirty-seven thousand eight hundred and seventy-
             four)

     2. For plant and equipment DM 4,107,500.00 plus 15% turnover tax in the amount of DM 616,125.00 totalling DM 4,723,625.00 (in words: deutschmarks four million seven hundred and twenty-three thousand six hundred and twenty-five).

     The total purchase price therefore amounts to DM 13,250,000.00 (in words: deutschmarks thirteen million two hundred and fifty thousand).

     With regards to the turnover tax that is to be paid in addition to the net purchase price the parties agree as follows:

     The purchaser herewith in fulfilment assigns to the vendor his claims on the responsible revenue office to pre-tax repayment re the above transfer contracts. Both parties are aware of the fact that this assignment becomes valid only when the responsible revenue office is, on an officially stipulated form, informed of the assignment including the names of the assignor and assignee as well as the reason of the assignment (see (S) 46 sec. 2 and sec. 3, phrase 1 AO).




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For this reason both parties are obliged to meet this formal requirement and to sign the official notice of assignment immediately upon conclusion of this transfer and purchase contract.

The vendor assures that there are no requests by the tax administration that might be charged up against him. Both parties know that the subject of assignment of the pre-tax repayment claim is only the liability to pay turnover tax or the respective claim to repayment with regards to the relevant period of previous announcement re turnover tax. For this reason the purchaser is obliged to immediately pay in cash to the vendor the difference in amount, if the amount of the assigned claim to pre-tax repayment is lower than the turnover tax amount which the vendor is liable to pay out of the transfer of property of the objects listed in this contract.

Should the vendor, without his own fault, have to pay default fees or other costs of financing within the frame of the turnover tax announcement in connection with this purchase contract, the purchaser has to reimburse the amount in question to the vendor immediately upon request.

Payment is due as detailed in the payment plan; this plan is enclosed to the deed as enclosure 1 and it is part of this contract.

As far as the requirements re the settlement date (detailed in payment plan encl. 1) do not exist prior to 1 May 97, the purchaser will have to pay an annual interest of 2.5% on the net purchase price beginning on the above date up to the settlement date. The vendor is entitled to the interest which is, together with the purchase price, payable to the vendor's bank account stated in the payment plan.

If the purchaser defaults in payment of the purchase price
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                                       11

plus interest, an annual interest of 3% above the respective Deutsche Bundesbank rate of discount will have to be paid on the remaining amount, from the date of settlement till payment and including the day of payment.

Due to the liability to pay which the purchaser complied with, he subjects himself, on the basis of this deed, to immediate execution on his complete property. The acting notary is authorized at any time to give to the vendor a special execution of this deed without needing to prove the facts that justify the settlement.

(S) 4  CONVEYANCE, PRE-EMPTION ENTRY OF CONVEYANCE, REGISTER OF DEEDS
       INFORMATION

The parties to the contract are in agreement that acc. to (S) 2 the property of the newly formed estate is to be passed to the purchaser and agree to and request the entry of the property change into the register of deeds.

The property is to be entered as being exclusively the purchaser's property.

Re the sections of area of the above named land the parties to the contract will, upon presentation of the proof of alteration, declare that the separate real estate shown therein and to be the purchaser's property with an area of 11,000 sqm for the time being is identical with the subject of the contract.


                               POWER OF ATTORNEY
                               -----------------

1. The parties herewith authorize irrevocably and with deregulation of (S) 181
   BGB
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   Mrs Karin Fischer nee Appel, business address with the undersigned notary, for the purpose of execution of this contract, to make necessary declarations, file and revoke petitions as well as perform corrections to this deed and to make all declarations that are else necessary to execute the parties' intention, to the office of the register of deeds and to all authorities.

   The authorized person is also entitled to determine the real estate, to acknowledge the official survey result, upon presentation of the officially verified proof of alteration to indicate in register-of-deeds-like form the sold area and the areas remaining with the vendor, to file petition for entry of new survey into the register of deeds and, if necessary, to repeat the conveyance in an altered form as well as to submit a declaration of identity and to grant and request the partition of the real estate and the consolidation resp. the merger on the basis of the proofs of alteration, and, in case of possible objections by the office of register of deeds or the building supervising authority, to make all declarations and file all petitions necessary.

To secure the purchaser's claim to the conveyance of property of the section of area sold in (S) 2 of this deed the parties to the contract consent to and petition to enter into the register of deeds:

a) for the time being a pre-emption entry acc. to (S) 883 BGB of the respective complete basic areas,
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b) the limitation of this pre-emption entry to the sold section of the area and so its release re the remaining parts of the basic areas upon execution of the proof of alteration in the register of deeds,

c) the release of the pre-emption entry re the contract area itself concurrently with the entry of the alteration of right in the register of deeds provided no derogatory intermediate entries were made or requested which the purchaser did not agree to.

The pre-emption entry of conveyance is to be made in the name of the purchaser as sole party entitled.

Official register of deeds information is filed for with the responsible office of register of deeds for the parties and the notary.

(S) 5 VENDOR'S RIGHT OF RESCISSION

The vendor reserves the right of rescission of this contract if

a) the purchaser does not keep up his payment within the period stipulated and the vendor by registered letter granted a respite of two weeks pointing out that he would rescind the contract after expiration of the deadline.

b) the purchaser is in a state of insolvency, discontinues his payments or he is judicially declared bankrupt or reorganization proceedings were initiated to avoid bankruptcy proceedings.
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This right of rescission expires the moment the property is transferred to the purchaser.

Should the vendor make use of his right of rescission, the purchaser already today gives the vendor power of attorney with deregulation of (S) 181 BGB to grant the purchaser the release of the pre-emption entry of conveyance entered in his favor, however on condition that this petition be filed by the acting notary only. The costs of a rescission of contract and the release of the pre-emption entry of conveyance will be on the purchaser.

The notary has to be notified of the rescission.

(S) 454 BGb (exclusion of right of rescission) is waived.

(S) 6 FURTHER PROVISIONS:

Furthermore, the following provisions will be valid for this contract:


1.
Transfer, property, use and charges of the sold real property together with the duty (connected to real property) to maintain safety in operation will pass on the purchaser regardless of the payment of the purchase price acc. to encl. 1 payment plan of this deed.

The property is transferred to the purchaser with the entry into the register of deeds.
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Beginning at the end of the month during which the notarization of the contract was performed, the vendor is under the obligation not to derive any more right and not to raise any claim from the lease contract with IXYS Semiconductor GmbH Lampertheim. Simultaneously the purchaser releases the vendor from claims by IXYS Semiconductor GmbH Lampertheim re this lease contract in internal relationship, beginning at that time.

Should the case arise that, for whatever reason, the execution of this contract and the transfer of property of the object of purchase to the purchaser are not performed, the vendor's rights and claims from the lease contract with IXYS Semiconductor GmbH Lampertheim will be fully maintained.

2.
The vendor is held liable for the unhindered transfer of ownership and property. The purchaser has full knowledge of the object of contract. It is sold as it is today, and any guarantee for size, quality and condition is excluded, unless further agreements are made below.

a) In accordance with the expertises presented and known to the purchaser (as listed in encl. 2 - the parties to the contract waive the right to have the expertises included) the ground water all over the industrial area was polluted with volatile chlorinated hydrocarbons, the defects were remedied by the vendor. According to the expertises presented the origin of the ground water pollution was not on the object of contract. On the basis of the current concentration of harmful substances the responsible authorities do not consider further remedial measures to be necessary. Necessary control measures to record the pollution of ground water all over the real estate known so far, including the object of contract, will be performed at the vendor's expense.
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   The vendor has to immediately submit to the purchaser one each copy of the annual analysis reports which are to be set up due to authority requests, this, however, only prior to 31 December 2002.

   Should in the future pollutions originating on the vendor's unsold real estate result in a ground water pollution on the object of contract which requires major remedial measures, the vendor is obliged to perform at his own expense remedial measures, ordered by the authorities, re the ground water and to release the purchaser in internal relationship from the costs for such authority-imposed measures re the object of contract. This obligation is unlimited.

b) Should there, after completion of purchase, be proof of a contamination of the soil and/or a pollution of the ground water resulting therefrom and/or other damage to the environment due to so-called earlier contaminations originating on the object of purchase and the disposal of which is ordered by provisionally enforceable or legally valid authority decrees or court judgments, the vendor is obliged towards the purchaser - save as provided letter c below - to pay, against proof, the costs for the remedial measures up to a maximum amount of DM l,000,000.00 (in words: deutschmarks one million). The costs for remedial measures exceeding DM one million up to a total expense of DM 2,000,000.00 (in words deutschmarks two million) will be equally divided between the parties. Costs exceeding deutschmarks 2,000,000.00 will be paid by the purchaser only. The above obligation, as listed in b), for the vendor to pay for remedial measures will end on 31 Dec 2002. If, prior to the end of this period (31 Dec 2002), the authorities present directions, decrees etc. because of existing soil contaminations, the above period will be extended up to the legally valid termi-
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                                       17

   nation of these proceedings. If the proceedings end with the determination of actually existing contaminations, the vendor will have to take his share of the costs for remedial expenses as they are agreed upon up to 31 Dec 2002 above.

c) The purchaser has no recourse against the vendor re the above costs for remedial measures, if the contaminations were caused by IXYS Semiconductor GmbH, Lampertheim and if they were produced after 1 April 1989.

   Onus of proof that the earlier pollutions resp. contaminations were caused by the purchaser resp. IXYS Semiconductor GmbH,, is with the vendor during the first three years after transfer of property. After these three years the vendor has to prove that earlier pollutions resp. contaminations were not caused by the purchaser, resp. IXYS Semiconductor GmbH. This onus of proof is valid in the parties' internal relationship, regardless of who is the addressee of a decree ordering remedial measures acc. to above letter b).

   The vendor is obliged to perform, at his expense, a ground water test on the existing water levels, esp. level P3, six months before expiry of the three-year onus of proof being with the vendor and detailed above, and he has to inform the purchaser of the result of this expert's test before expiry of the three-year period. If this test is not performed resp. the purchaser is not advised of it before expiry of the three-year period, the onus of proof will continue to be on the vendor until the required test results are submitted.

d) The purchaser is obliged to settle measures to be taken for the disposal of earlier pollutions resp. contaminations together with the vendor, if need be by consulting an expert.

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e)  The vendor is held liable for the unhindered transfer of estate and property and for exoneration of the object of purchase from public and private charges, unless they were explicitly taken over by the purchaser. The vendor is, however, not held liable for old legal easements and charges which are not apparent from the register of deeds. He affirms that to his knowledge there are none, neither any entries in the register of building charges (translator's note: here meaning the procurement of parking areas) at the building control office; the parties refrain from having the notary take a look at above register.

3.
The vendor affirms that, on the day of transfer, re the section of area sold here, there are no arrears of due charges for the maintenance of community roads, sewage etc., for the development of real estate, real estate tax or other public taxes and charges.

Costs for any kind of real estate development, especially taxes for real estate development acc. to the book of building regulations and taxes acc. to the community tax regulations for development measures executed on the sold section of area will be paid by the vendor until transfer of property, and the costs for development measures executed on the sold section of area will be paid by the purchaser after transfer of property. It is of no importance when the costs for development are settled and due and who the notice is addressed to.

The purchaser was advised of the estate owner's personal liability at the moment of service of the tax notice and the material liability of the estate for taxes acc. to the BauGB and the community tax regulations.
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                                       19

   4.
   The acting notary is requested to obtain the declaration of the responsible town or community re non-execution or non-existence of an option of purchase acc. to (S)(S) 24 ff. BauGB.

   5.
   Should a correction or supplement to this deed in formal respect become necessary, the parties to the contract order and authorize Mrs Karin Fischer nee Appel, business address with the acting notary, to perform this for them, released from the limitations of (S) 181 BGB and having the right to grant substitute power. The power of attorney especially authorizes to file any kind of applications and consents with the registry of deeds as may be deemed necessary to clear objections by the registry of deeds.

   This authorization expires upon protection of the contract in the register of deeds.

   6.
   The vendor authorizes the purchaser to encumber the object of purchase up to the amount of the total purchase price including VAT on purchase price plus interest up to 20% and non-recurrent secondary obligations up to 10%, to finance the purchase price, to file and withdraw petitions with the registry of deeds, make declarations of any kind re rankings as well as to submit to the immediate execution of the object of purchase (material) in which case the authorized person has the right to submit the vendor materially to execution ((S) 800 ZPO) without the vendor accepting personal liability. This power of attorney may only be executed on record with the acting notary or his deputy in office.

   Already now the vendor will irrevocably assign his claim to payment of the loan value in the amount of the purchase price to the vendor and advises the financing bank or banks equally irrevocably to pay the loan value up to the amount of the purchase price owed only directly in accordance with the payment plan of this purchase contract. As far as an assignment is excluded, the above given irrevocable order to pay will remain in effect.

The purchaser will present to the responsible registry of deeds the encumbrances to be created plus interest and secondary obligations only when the creditor or creditors have confirmed that they will pay the value of the encumbrances to be created up to the amount of the purchase price only in accordance with the payment plan of the purchase contract. The acting notary will be ordered to obtain the written declaration of the creditors and to inform the parties to the contract of it.

Further, the parties to the contract authorize the acting notary, re the encumbrances to be created to finance the purchase price, to make requests for entries separately and in a restricted form, to change, withdraw or supplement them with the responsible registry of deeds.

The acting notary advises the parties to the contract that encumbrances to finance the purchase price can be entered in the register of deeds only after the estate to be surveyed is formed in the register of deeds, i.e. upon presentation of the proofs of alteration, the two approvals of partition and upon protection of the declaration of identity.

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                                       21

(S) 7 EASEMENT OF ACCESS, OF MAINS, SEWER SYSTEM ETC.

The parties to the contract know that the object of the contract with regards to its supply and waste management as well as all of the infrastructure is integrated in the vendor's total industrial area. In this respect they unanimously assume that the purchaser shall, in the same scope as up to now, make use of the object of purchase as well as of the rest estate remaining with the vendor. Both parties to the contract take obligation to obtain servitudes, as listed in encl. 3, chargeable to their respective estate and order the authorized person of (S) 6 no. 5 to grant and to file for this deed in their names, as soon as the object of contract is sufficiently known. Should it prove necessary that for the use of the purchased area in its present proportions further servitudes or other rights must be obtained the vendor is obliged to obtain corresponding material rights respectively take care they are obtained. On the other hand the purchaser is obliged to obtain such rights of the vendor in favor of the section of area that remains with the vendor.

Insofar as the above provisions cannot be entered with material contents, they are, contractually, considered to be agreed on between the parties to the contract. In this case the parties to the contract are obliged to impose this obligation on their successors and to guarantee that they will impose the same obligations to their respective successors.

Furthermore the parties to the contract agree on the usufructuary rights to jointly used installations and equipments as listed in encl. 4, and this to the extent as described in the enclosure; a materia1 security of these rights is waived expressly, except for item encl. 4 I no. 2. The parties to the contract agree insofar as, in favor of the purchaser, a real servitude is to be created.
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                                       22

(S) 8 SURVEYING

The vendor will initiate the surveying of the estate at his own expense. The costs for the continuation of the register of real estate are on the purchaser.

Due to partition of the estate buildings that were constructed on the purchased area and on the section of area remaining with the vendor, are very close to the boundaries of the property. The parties to the contract are under obligation to tolerate the buildings in the boundary area in their present dimensions.

To secure these claims the vendor and the purchaser will obtain real servitudes with these contents re their respective estates for the respectively opposite party to the contract. The parties order the authorized person acc. to (S) 6 no. 5 of this deed to grant and file petition in their names as soon as the object of contract can sufficiently be indicated.

The parties to the contract commit themselves contractually, if need be, to take over building charges which, as regards content, correspond to the real servitudes.

The parties to the contract basically start from the assumption that the partition of the area acc. to (S) 19 Baugesetzbuch and (S) 8 HBO will be authorized in accordance with the sale performed in this deed. Should, contrary to expectations, there be reasons not to grant authorization or should the authorities grant authorization only with charges or on conditions, the parties to the contract will, to the best of their abilities, do everything to remove obstacles resp. fulfil the charges or conditions. If the measures to be taken, while being reasonable acc. to the contents of the contract, will result in legal or economic disadvantages to one of the parties to the contract, which go beyond the obligations ensuing from this deed, the parties to the contract are obliged to adequately compensate for these disadvantages. Should the charges imposed by the authorities concern changes to parts of buildings or to the real estate of the object of contract, these charges will be met by the vendor at his expense if the necessary amount exceeds DM 10,000.00. Necessary changes to parts of buildings required by authority decrees up to DM 10,000.00 will be paid by the purchaser.

If the charges imposed by the authorities include a possible extension or reduction of the contract estate, then the extended or reduced areas will be compensated between the parties at a sqm price of DM 116.00. In this case the surveyor who determines the area extensions or reductions will be simultaneously given order to determine the real estate area, as marked in the enclosed site map, in square meters and, on this basis, to determine the differences of areas of the contract estate that may arise due to authority requests.

Buildings or parts of buildings on possibly extended areas are to be evaluated by the parties to the contract, and an adequate additional payment has to be set for this. If the parties to the contract do not agree re the amount of the value, a certified construction expert will be engaged. If the parties cannot agree on one expert, the Chamber of Commerce and Trade in Darmstadt will appoint an expert, and the parties to the contract will consider themselves subject to his evaluation. The costs for the expert will be divided between the parties. In this case the purchase price will then be raised by this building value, if necessary plus legal VAT, and payment conditions are valid according to payment plan.

(S) 9 COSTS, FEES, TAXES

The purchaser will bear the costs ensuing from the notarization costs for this contract, costs of execution of contract including realty transfer tax. The purchaser commits himself to the vendor to pay the realty transfer tax immediately upon request. The costs for the real servitudes to be created are divided between the parties.

The costs of cancellation (court) of the right renounced acc. to this contract will be on the vendor.

Any costs connected to surveying and costs for grant of approvals of partition acc. to (S) 19 BauGB and (S) 9 HBO, for the production of the proof of alteration and the declaration of identity still to be declared will be paid by the VENDOR.

The purchaser will bear the costs for the continuation of the register of deeds. The interpreter's fees will be paid by the purchaser. Values re the real servitudes yet to be created:

a) Acc. to encl. 3 the value of the real servitude to be created by the vendor in favor of the purchaser is DM 5,000.00.

b) Acc. to encl. 3 the value of the real servitudes to be created by the purchaser in favor of the vendor is DM 5,000.00.


(S) 10 EXECUTIVES ORDERS

The parties to the contract advise the acting notary to file petition, in their names, for the approvals needed for this contract, especially the release approvals/release of collaterals of the charges not taken over acc. to this contract, to receive them with all legal effects and to execute the contract. The parties to the contract authorize the acting notary to present petitions re this contract completely, partly or in a limited form to the registry of deeds, or to withdraw them completely or partly. The parties authorize the notary to represent them in the register of deeds proceedings without restriction.

The parties authorize the notary, as far as necessary, to change, supplement or newly file for approvals and petitions to the registry of deeds, i.e. to do anything that is procedurally necessary for the execution of the contract.

(S) 11 EXECUTIONS AND COPIES

This deed will be handed out to:

a)
upon notarization:

vendor and purchaser 2 instruments each, the registry of deeds 1 instrument for entry of the preemption entry of conveyance,


b)

certified copies:
1. the tax revenue office (realty transfer tax office),
2. the appropriate town resp. community,
3. the experts' committee.


(S) 12 INITIATIVE

The parties to the contract herewith waive their right to separately file for transfer and conveyance re this contract, they rather agree that authorization to do this will be only with the acting notary, his deputy or successor in office, and they are authorized to petition for transfer only upon complete payment of the purchase price. The notary is advised to present this deed to the registry of deeds for the purpose of entry of conveyance only upon proof of payment of the complete purchase price without possible interest.

The parties to the contract herewith waive their right to separately file petitions re this contract they rather agree that authorization to do this will be only with the acting notary, his deputy or successor in office.

The vendor commits himself to immediately confirm to the acting notary receipt of the payment of the purchase price.

(S) 13 ADVICE AND INSTRUCTIONS OF THE NOTARY

The notary advised the parties of

1.
the legal and statutory pre-emption right of town or community according to
(S)(S) 24-28 ff BauGB and the necessity to submit a waiver,


2.
the obligation to inform the tax revenue office of this contract and the necessity to submit a clearance certificate of the realty transfer tax office;


3.
the legal sequence that property is transferred only upon entry of the purchaser in the register of deeds,


4.
the parties' joint and several liability for costs and taxes, (regardless of the agreements in this contract) as well as of the liability of real property for public taxesa and charges.

The notary further advised that


5.
all the agreements must be notarized and that upon violation of this regulation ((S) 313 BGB) the contract will become void in its entirety,

6.
all payments prior to transfer of property are at the parties' risks, unless payment is performed to a notary's trust account of the acting notary,


7.
the contract is void as long as it is pending, the parties, however, are bound by it upon its conclusion.

The tax effects of today's deed were not examined by the acting notary. The acting notary advises the parties to the contract that it might be useful to have a tax consultant separately examine the tax effects of this agreement.

The parties to the contract declare that their respective tax consultants have already examined today's legal transaction with regard to taxes.

The parties to the contract release the acting notary of any liability with regards to possibly due taxes.

Salvatorische Klausel (was explained)

Should a provision of this deed, completely or partly, not be or become valid, then this will not affect the validity of the other contract provisions. This also holds true if it should turn out that the deed has a loophole re a regulation. To replace the ineffective provision or to fill the loophole an appropriate regulation will come into effect that, as far as legally feasible, will come closest to what the parties intended or might have intended according to the aim and object of the agreement, if they had considered this item during negotiation of the agreements.

Enclosures nos. 1c to 4.6 were available for inspection during the time of notarization and were approved of and signed by the parties to the contract. The above enclosures are essential parts of this deed.

The minutes, the payment plan and enclosures nos. 2-4 were read out, translated by the interpreter to the deponent re no. 1 into his mother language and then approved of by each of the deponents and, together with the site plan, signed by them and the notary in their own hands, as follows:

signatures:
Klaus Bohmann
Gunter LaBmann
Nathan Zommer
Luise Stach                Kari, Notary

Enclosure 1 to purchase of contract deed of notary
Robert Kari, Lampertheim


Payment plan

The total net purchase price in the amount of DM 13,250,000.00 is due and to be paid directly to the vendor into his account with Dresdner Bank AG, Mannheim, bank code no. 670 800 50, account no. 68 66 49 900, within 10 bank workdays upon written notification to the purchaser from the acting notary that he is in receipt of:


1.
confirmation by registry of deeds re performed entry, according to contract, of pre-emption entry as in (S) 4 of this deed requested in favor of the purchaser,


2.
the declaration of the responsible town or community re the non-execution or the non-existence of option of purchase acc. to (S)(S) 24-28 ff BauGB,


3.
the two approvals of partition acc. to (S) 19 BauGB and (S) 8 HBO by the responsible authority,

4.
the proof of alteration of the responsible land registry which determines the sold real estate according to description and size.

Further maturity requirements are: the transfer of property to the purchaser in accordance with the contract is guaranteed, not regarding the tax clearance certificate which has to be submitted by the purchaser.

                                                         annex 1b


                               POWER OF ATTORNEY
                               -----------------

ABB Real Property GmbH & Co. OHG, Mannheim

represented by

ABB Real Property Administration GmbH in Mannheim

being represented by

Dr Stefan Beretitsch, business address Speyerer Strabe 6,
69115 Heidelberg

herewith authorize

1. Mr Gunter LaBmann, civil engineer, business address
   Speyerer Strabe 6, Heidelberg

2. Mr Klaus Bohmann, attorney at law, business address
   Speyerer Strabe 6, Heidelberg

to jointly represent them during the sale of the real estate areas in the bounds of Lampertheim, field 10, plots 1: 2/2; 190/17; 38/3; 37/1; 36/1; 35/1; 34/1;
33/1; 32/1; 30/1; 29/1; registered on page 9357 of the Lampertheim register of deeds,

and to make all the necessary and/or useful declarations connected to the sale and to take actions as well as to grant substitute powers.

signature:
Dr. Beretitsch
Dr. Beretitsch



                                               stamp:
                                               certification overleaf!

                           ATTESTATION OF SIGNATURE
                           ------------------------

This is to certify the above signature, attested before me, of

Dr. Stefan Beretitsch, engineer, personally known to me, business address ABB Real Property GmbH & Co. OHG in Manaheim, Speyererstr. 6, 69115 Heidelberg.

The notary confirms, after having made requisitions as to title at the Amtsgericht -Registergericht- Mannheim, HRA 3737 and HRB 4927, that ABB Real Property GmbH & Co. OHG is represented by ABB Real Property Administration GmbH as the esclusively representing corporate member, and the before named GmbH for its part is represented by the managing director Dr. Stefan Beretitsch as the exclusive representative.

Gorxheimertal, 19 Feb 1997

REGISTER OF DEEDS NO. 284/1997    signature: illegible
------------------------------
                                  Dr. Wolfgang Goldmann

                             (Commissioned Notary's Representative)

                                  stamp:
                                  DR. ROLF FEHRENBACH
                                  (emblem)
                                  NOTARY IN GORXHEIMERTAL

Translator's notes:
Amtsgericht - Local Court
Registergericht - Registry
GmbH +/- Limited Liability Company
OHG +/- General Partnership

                                               Enclosure 3
                                               to notarial deed 60 /1997

                                Real Servitudes

I. The parties to the contract are obliged to mutually create real servitudes charging their respective real estate to the effects that both parties to the contract are entitled to

1. allow pedestrians and drivers to use the roads of the site as long as they run through the estate of the respectively other party. The course of the roads of the site is found on the annexed site map (encl. 3.1), red-hatched, marked.
   The parties to the contract take obligation to keep the jointly used site roads free of buildings, parked vehicles and goods. The parties will take care of safety of traffic and maintenance of site roads in the proportion of 65% (vendor) and 35% (purchaser).

2. use the existing circuits for medium voltage supply, as far as they run through the site of the respectively other party. The course of the lines is shown on the annexed site map (enclosure 3.2), red and black broken line. The circuits are jointly operated and maintained by both parties. Costs that may arise will, as far as they concern cables used exclusively by the vendor, be paid by the vendor, and they will be paid by the purchaser if they are used exclusively by the purchaser. If arising costs concern cables used jointly by both parties, they will be paid by the parties in proportion of the use of current. The purchaser is entitled to set up and operate her own transformer station near building 40.

3. to use the existing underground circuits for low voltage supply as far as they run through the estate of the respectively other party. The course of the lines is shown on the annexed site map (enclosure 3.3) black and yellow broken line.
   The circuits are operated and maintained by the party to the contract that takes current from the respective line.

4. use the existing water mains as far as they run through the estate of the respectively other party. The course of the mains is shown on the annexed site map (enclosure 3.4), marked in blue color.
   The water mains are jointly operated and maintained by the parties. Arising costs will be born by the vendor if they concern water mains that are exclusively used by the vendor, and they will be born by the purchaser if the mains are exclusively used by the purchaser. If the arising costs concern water mains used jointly by the parties to the contract, the parties will pay them in proportion of the amount of water used.

5. use the existing water system for fire fighting as far as it runs through the estate of the respectively other party. The course of the system is shown on the annexed site map (enclosure 3.5), marked in blue color.

    The water system for fire fighting is jointly operated and maintained by the parties.

6. to use the existing sewer system as far as it runs through the estate of the respectively other party. The course of the system is shown on the annexed site map (enclosure 3.6), marked in red color.

    The sewer system is jointly operated and maintained by the parties.

II. The purchaser is obliged to charge the object of purchase with real servitudes in favor of the estate remaining with the vendor, to the effect that the vendor is entitle to

1. use and maintain the existing heating system. The course of the system is shown on the annexed site map (enclosure 3.7), marked in yellow color.

2. use and maintain the existing natural-gas system. The course of the system is shown on the annexed site map (enclosure 3.8), black and yellow broken line.

                                               Enclosure 4
                                               to notarial deed 60 /1997

                                   Easements

I.  The vendor grants the purchaser the below-listed rights:

1.  Easement of access

    The purchaser is entitled to use, on the vendor's estate, access to the exit (revolving gate) BoveristraBe, to the bicycle stand, to the canteen (bulding
    16) and to the scrap yard. Easement of access expires if and insofar these facilities are no longer maintained by ABB.

2.  Parking areas

    The vendor will arrange for the parking area, in the form of building charges requested by the authorities within the approval of partition, on lot no. 236 and, as far as necessary on lot no. 235 and will allow the purchaser to use it free of charge. Safety of traffic, maintenance of and repair work on the provided parking area is with the purchaser.

3. The parties to the contract are in agreement that also IXYS GmbH and their subtenants and sublessees are entitled to the above listed rights (I.1. and I.2.).

II  The purchaser grants the vendor the below-listed rights:

1.  Low voltage supply

1.1 Easement of circuit and of use of the existing low-voltage cable (4x185 sqmm) from station III (building 04 via hall 05 to the low-voltage main distribution in building 10, to the supply of buildings 20 and 25 (gate) as well as to users in building 10 that are operated by ABB (telephone installations, server, etc.)

1.2 The vendor is entitled to set up and operate a new low-voltage main distribution in basement no. 117 of building 10.

    Easement of circuit and use from low-voltage main distribution in building 10, via cable channels in the hall (KG) to room no. 116, to the supply of rooms 20 and 25 (gate).

1.3 Easement of circuit and use from low-voltage main distribution in building 10, to supply of rooms no. 117 (fire alarm center), no. 219 (server room), no. 217 (telephone switchboard) and no. 515 (attic story above sanitary facilities).

1.4 The circuits will remain the property of ABB. If required, ABB is entitled to lay additional cables or substitute cables with different cross sections on the existing cable channels or to remove existing cables. This must not affect the existing power supply on the sold object.

1.5  The course of the cables is shown on the annexed site map (enclosure 4.1)

2.   Heating system

2.1  Easement of system and use re heat distribution in building 10, KG, room
     115

2.2  Easement of system and use re heat distribution in building 10, via hall
     (KG) to room 116, there building 20 is supplied from, and the amount of heat of building 20 is recorded here as well.

2.3  Easement of system and use re existing hot water pipes from hall 06 to hall
     08

2.4 ABB intends to take waste heat from IXYS operation. There is, however, no obligation to do this. If ABB does not take waste heat, IXYS has to be informed of this 6 months in advance. Should IXYS no longer be able to supply ABB with waste heat, also IXYS GmbH is obliged to announce this 6 months in advance.

2.5  The course of the system is shown on the annexed site map (enclosure 4.2).

3.   Compressed-air supply

3.1 Right so set up and operate air compressors, connected is easement of access to bui1ding 30

3.2 Easement of system from building 30 to building 27,32 via supply channel as well as through Hall 05 and 06 to hall 08.

3.3 Easement of system from building 30 to hall 04, as far as the compressed-air line runs through IXYS area.

3.4 Easement of access to compressed-air store (20 sqm) next to building 30; the compressed-air plant will remain the property of ABB.

3.5  The course of the system is shown on the annexed site map (enclosure 4.3)

4.   Telephone system, search and monitoring system, clock installation

4.1 Easement of system and use re telephone lines (cable channels) in halls 05 and 06 to halls 04, 07 and 08 plus buildings 31 and 32.

4.3 Easement of use re telephone switchboard in building 10; easement of system re telephone cables via cable channels in hall (KG) to room 118 for supply of building 20, building 25 (gate) and rented object "Franz" as well as via cable channels in the shaft to the technical center in the attic story.

     Above telephone lines will remain the property of ABB. If required, ABB is entitled to lay additional cables or substitute cables with different cross sections.

4.4 Right to set up and operate telephone system, search and monitoring system as well as clock installation in room 217 (telephone switchboard)

     The existing telephone system, search and monitoring system and the clock installation will remain the property of ABB.

4.5 Easement of system and use re connection by Telecom to telephone switchboard in building 10.

4.6  The course of the system is shown on the annexed site map (enclosure 4.4).

5.   Data network

5.1 Easement of system and use re data lines (cable channels) in basement of building 10.

5.2 Easement of system and use re data lines (cable channels) in halls 05 and 06 to halls 04, 07 and 08.

5.3 Easement of system and use re data lines from data center in building 10, via cable channels in hall (KG) to room 116 to supply building 20 and rented object "Franz".

5.4 The data lines remain the property of ABB. If required, ABB is entitled to lay additional or substitute cables with different cross sections.

5.5  Right to set up and operate a server in room 219.

5.6  The course of the system is shown on the annexed site map (enclosure 4.5).

6.   Fire alarm system

6.1 Easement of use re fire alarm channels (cable channels) in basement of building 10 and in halls 05 and 06 to halls 04, 07 and 08.

6.2 Easement of system and use re fire alarm center in building 10, via cable channels in hall (KG) to room 116, to supply buildings 20 and 25 (gate) and rented object "Franz".

6.3 Above fire alarm lines will remain the property of ABB. If required, ABB is entitled to lay additional or substitute lines with different cross sections. The necessary existing lines on the sold object must not be affected by that.

6.4 Right to install and operate an emergency power supply for the telephone system in the elevator room on the first floor of building 10 plus easement of access.

6.5  The course of the system is shown on the annexed site map (enclosure 4.6).

7.   Other rights

7.1 Easement of use re the technical room in the attic story of building 10, especially re installation of antennas, sensors and a weather station.

7.2 ABB is granted the right to install a data collection system for the calculation of consumption-dependent means (e.g. energy, compressed air, water. The data system is laid on the existing cable lines.

8.   Other

8.1 ABB will offer supply with means (e.g. energy, compressed air, water) within the frame of a service contract. There will be no obligation of supply for ABB beyond the service contract.

8.2 As far as (in section II) the vendor is granted easements of system and use re plants and installations on the object of purchase, she is also granted access to these plants and installations for the purpose of examinations or maintenance and repair work at any time.

8.3  Easements in sections I and II respectively are granted free of charge.

_______________________________________________________________________________
This is to certify that the foregoing text is a true and correct translation of the certified photocopied original text in German language.
Lampertheim, 10 March 1997

        [SIGNATURE ILLEGIBLE]

     Vorstehende Fotokopie ist eine genaue Wiedergabe der hier
     vorliegenden Urschrift, was ich beglaubige und wird hiermit
     a u s g e f e r t i g t
     -----------------------
     und der Firma
             IXYS Corporation
             3540 Bassett Street, Santa Clara,
             CA 95054, USA

     erteilt.

     Lampertheim, den 18. Marz 1997


                   (R. Kari, Notar)